Contact:
                                                     --------

                                                     Lorraine Anastasio
                                                     Artisoft, Inc.
                                                     617-354-0600 x190
                                                     Lanastasio@artisoft.com
                                                     -----------------------



                     ARTISOFT APPOINTS SHELDON M. SCHENKLER
                             TO TOP FINANCIAL POST

          Company Relocates Corporate Headquarters to Massachusetts and
                       Strengthens Senior Management Team


CAMBRIDGE, Mass. - Sept. 17, 1998 -Artisoft(R), Inc. (NASDAQ: ASFT) today announced the appointment of Sheldon M. Schenkler as vice president and chief financial officer and the promotion of Scott Moule to vice president and general manager of the communications software group in Tucson, Arizona.

Mr. Schenkler's financial career includes over 25 years of financial, operations and managerial experience. He joins Artisoft from Cambex Corporation where as CFO and vice president of finance he guided the company through a period of significant growth and established foreign subsidiaries in The Netherlands, England, France and Germany. A certified public accountant, Mr. Schenkler has also held financial positions at Instron Corporation, Evans Products Company and Arthur Andersen & Company.

"I am pleased to have Shel on board at Artisoft and look forward to working very closely with him in the future," said T. Paul Thomas, Artisoft president and COO. "Shel's financial knowledge and proven experience managing corporate growth and investor relations will be instrumental to Artisoft as we continue to move towards increased growth and profitability."

In addition, Scott Moule has been appointed vice president and general manager of the communications software group (CSG). He was previously director of development for the CSG. In his new role, Mr. Moule will be responsible the fostering the growth of current product offerings and cultivating strategic relationships.

To continue to strengthen its focus on computer telephony (CT), Artisoft also announced plans to relocate its corporate headquarters to Cambridge, Massachusetts where the CT marketing, sales, development and customer service organizations reside. Artisoft's new corporate headquarters are located at 5 Cambridge Center, Cambridge, Mass. 02142.

About Artisoft
Artisoft, Inc. (NASDAQ: ASFT) of Cambridge, Mass., is a recognized leader in providing easy-to-use, affordable computer telephony and communications software solutions for small-to medium-sized businesses. Artisoft's innovative software products have received more than 100 industry awards including "Product of the Year", "Best of Show" and "Editors' Choice" by PC Magazine, VARBusiness, CT Magazine and CTI Magazine among others. The company distributes its products in more than 100 countries around the world. For more information, please call Artisoft at 800-914-9985 or visit http://www.artisoft.com. ###




"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Artisoft, TeleVantage, Visual Voice and LANtastic are registered trademarks of Artisoft, Inc. Infofast, ModemShare, iShare, CoSession, ConfigSafe are trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.